Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER 2012 SALES & EARNINGS

Eau Claire, Wisconsin (July 27, 2012) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Net sales increased over second quarter 2011 for both the Housewares/Small Appliance and Defense Segments. Housewares/Small Appliances increased by 18.7% due in part to heightened promotional activity and in part to differences in retail restocking timing, while Defense increased by 36.8%, as it began shipping significant quantities of orders under its new five-year contract that had previously been deferred.  Net sales for the Absorbent Products segment dropped by 18.8% from second quarter 2011, as a result of a sizable decrease in orders from its major customer, which opened its own facility during the latter part of the prior year.  That decline was offset in part by shipments to new customers and enhanced volume with other customers.  Operating profit increased in only one of the segments, Housewares/Small Appliances, by 58.1% and was primarily attributable to the improved sales.   The combination of a less favorable product mix and expected margin reduction in 2012 were the principal reasons for the 8.3% decline in profitability at the Defense segment. The partial write-down of a customer receivable, the reduction in top line volume and continued difficulties with the startup of the new and revised underwear machines, resulted in a sizable loss in the quarter for the Absorbent Products segment. Decreased yields from the Company’s portfolio also had a negative, comparative impact on earnings.”

 National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	July 1, 2012	July 3, 2011
Net Sales	$117,114,000	$98,268,000
Net Earnings	$8,703,000	$10,817,000
Net Earnings Per Share	$1.26	$1.57
Weighted Shares Outstanding	6,884,000	6,872,000

SIX MONTHS ENDED
July 1, 2012	July 3, 2011
Net Sales	$213,887,000	$207,154,000
Net Earnings	$18,047,000	$22,180,000
Net Earnings Per Share	$2.62	$3.23
Weighted Shares Outstanding	6,881,000	6,869,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.